CERTIFICATE OF POWERS, DESIGNATIONS,
               PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL,
          OR OTHER SPECIAL RIGHTS OF THE 2002 SERIES A PREFERRED STOCK,
        2002 SERIES B PREFERRED STOCK, 2002 SERIES C PREFERRED STOCK AND
                          2002 SERIES D PREFERRED STOCK

                                       OF

                       SAFEGUARD HEALTH ENTERPRISES, INC.

It is hereby certified that:

The name of the corporation (hereinafter called the "Corporation") is SafeGuard Health Enterprises, Inc. The Corporation is organized under the General Corporation Law of Delaware.

The Stockholders and the Board of Directors of the Corporation have approved an amendment to the Corporation's Restated Certificate of Incorporation to increase the total number of authorized shares of the Corporation from 41,000,000 shares to 73,500,000 shares, consisting of 42,500,000 shares of Common Stock, $.01 par value per share, and 31,000,000 shares of Preferred Stock, $.01 par value per share.

The Certificate of Incorporation of the Corporation, as so amended, expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares of Preferred Stock in one or more series and to fix by resolution or resolutions, the designations and the powers, preferences and rights and the qualifications, limitations, or restrictions of each series to be issued.

Previously, by a Certificate of Designation filed with the Secretary of State of the State of Delaware, the Corporation's Board of Directors designated 80,000 shares as Series A Preferred Stock, 80,000 shares as Series B Preferred Stock, 30,000 shares as Series C Preferred Stock and 110,000 shares as Series D Preferred Stock, and such shares were issued on January 31, 2001 and are currently outstanding (collectively, the "2001 Preferred Stock").

The Board of Directors of the Corporation, as noted below, has designated a new series of Preferred Stock to be exchanged as herein specified for the outstanding shares of 2001 Preferred Stock.

Upon the filing of this Certificate, each share of the 2001 Preferred Stock currently outstanding is hereby automatically converted into the right to receive upon exchange therefor 100 shares of the same series (i.e., Series A for Series A) of the newly authorized and designated 2002 Preferred Stock, which will have the rights and preferences as specified herein.

Each share of the 2001 Preferred Stock is hereby converted and upon exchange is hereby retired.

The Board of Directors of the Corporation, pursuant to the authority expressly vested in it, has adopted the following resolutions relating to creating issues of the 2002 Series A Preferred Stock, 2002 Series B Preferred Stock, 2002 Series C Preferred Stock and 2002 Series D Preferred Stock:

          RESOLVED that, pursuant to Article FOUR of the Certificate of Incorporation of the Corporation, there be and hereby is authorized and created four series of Preferred Stock, hereby designated as (i) "2002 Series A Preferred Stock, " such series to consist of 8,000,000 shares, $.01 par value; (ii) "2002 Series B Preferred Stock", such series to consist of 8,000,000 shares, $.01 par value; (iii) "2002 Series C Preferred Stock", such series to consist of 3,000,000 shares, $.01 par value; and
     (iv) "2002 Series D Preferred Stock", such series to consist of 11,000,000 shares, $.01 par value; and the designations, full or limited voting powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations, restrictions and other distinguishing characteristics of 2002 Series A Preferred Stock, 2002 Series B Preferred Stock, 2002 Series C Preferred Stock and 2002 Series D Preferred Stock (hereinafter collectively called the "Preferred Stock") are to be as follows:

     1.   Dividends.  The  holders  of the Preferred Stock shall not be entitled
          ---------
to any preferential dividends. The holders of the Preferred Stock shall be entitled to participate on an as-converted basis in any dividends declared and paid on the Common Stock or any Junior Stock.

     2.   Redemption.  At any time on or after January 31, 2011, but not before,
          ----------
the Corporation may redeem the whole or any part of the then outstanding Preferred Stock at any time and from time to time at the option of the Board of Directors pursuant to the provisions of Paragraph 3 hereof, by paying the Redemption Price. The Redemption Price shall be equal to the amount of $1.00 per share and the Redemption Price plus declared but unpaid dividends to the date fixed for redemption shall be paid for each share of Preferred Stock redeemed.

     3.   Notice  of  Redemption; Depository.  In the event that the Corporation
          ----------------------------------
shall  redeem  any Preferred Stock, notice thereof shall be sent at least thirty
(30) days prior to the redemption date to the holders of the Preferred Stock being redeemed by registered or certified mail, postage prepaid, to each such registered holder as his address shall appear on the stock register of the Corporation. In the case of a redemption of only a part of the Preferred Stock, the Corporation shall be required to redeem: (i) all of the shares of 2002 Series A Preferred Stock before the redemption of any shares of 2002 Series B, C or D Preferred Stock; (ii) all of the shares of 2002 Series B Preferred Stock before the redemption of any shares of 2002 Series C or D Preferred Stock and
(iii) all of the shares of 2002 Series C Preferred Stock before the redemption of any shares of 2002 Series D Preferred Stock. In the case of the redemption of only a part of the shares of any series of Preferred Stock, the Corporation shall make such redemption on a pro rata basis based on the number of shares of such series of Preferred Stock held by a holder compared to the total number of all shares of such series of Preferred Stock then outstanding. The Board of Directors shall have full power and authority to prescribe the manner in which and, subject to the provisions and limitations herein contained, the terms and conditions upon which the Preferred Stock shall be redeemed from time to time. If after notice of redemption of all or any of the Preferred Stock shall have been duly given as in this paragraph provided, and if on or before the redemption date given in such notice, the Corporation shall deposit with a bank or trust corporation having a capital stock and surplus of at least $100,000,000 (the "Depositary") in trust to be applied to the redemption of the Preferred Stock so called for redemption, an amount sufficient to redeem all such Preferred Stock upon the date specified in the notice of redemption, then, notwithstanding that any certificate for Preferred Stock so called for redemption shall not have been surrendered for cancellation, from and after the redemption date all rights of holders of the Preferred Stock so called for redemption as stockholders of the Corporation (including the right to receive dividends) shall cease. The holder of such Preferred Stock to convert on or before the redemption date all or a part of the Preferred Stock called for redemption as provided in Paragraph 6 or the right to receive the moneys so deposited in trust for said series, but without interest; any moneys so deposited for Preferred Stock which is converted shall be immediately repayable to the Corporation and any other moneys so deposited which remain unclaimed at the end of two (2) years from the date of such deposit shall be repaid to the Corporation, after which event the holders of such Preferred Stock shall look only to the Corporation for payment of the Redemption Price (subject to applicable escheat or similar laws).

     4.   Liquidation.  Subject  to the provisions of Paragraph 6 hereof, in the
          -----------
event of any liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of the Preferred Stock shall be entitled to be paid in full the sum of $1.00 per share, together with declared but unpaid dividends, before any distribution or payment shall be made to the holders of the Common Stock or any Junior Stock of any class or series. The preferential liquidation rights of the Preferred Stock shall be as follows:
(i)  2002  Series  A  Preferred Stock shall be senior to 2002 Series B, C, and D
Preferred Stock; (ii) 2002 Series B Preferred Stock shall be senior to 2002 Series C and D Preferred Stock; and (iii) 2002 Series C Preferred Stock shall be senior to 2002 Series D Preferred Stock. The liquidation preferences granted pursuant to this paragraph to the holders of the Preferred Stock shall be senior to any liquidation rights of the Common Stock. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of the Preferred Stock shall be insufficient to permit the payment in full to all such holders of the preferential amounts hereinabove provided, then the entire assets of the Corporation available for distribution to stockholders shall be applied to the redemption of the Preferred Stock then outstanding, in the order of seniority stated above, so that all the shares of each series of Preferred Stock are paid the full preferential liquidation amount before any liquidation payment is made with respect to any shares of any series of Preferred Stock to which such series is senior.

          After such payment in full to the holders of the Preferred Stock, as hereinabove provided, the holders of the Preferred Stock shall not be entitled to any further preferential liquidation payments.

          The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall be deemed a voluntary dissolution, liquidation or winding up of the Corporation for the purposes of this Paragraph 4, but the merger or consolidation of the Corporation to or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Paragraph 4.

     5.   No  Reissue  of  Preferred  Stock.  None of the Preferred Stock of the
          ---------------------------------
Corporation acquired pursuant to the provisions of Paragraph 2 or surrendered for conversion pursuant to Paragraph 6, or otherwise acquired by the Corporation in any manner shall be reissued, but the Corporation shall from time to time and at convenient times cause all such stock to be retired and canceled in the manner provided by law and its capital to be reduced accordingly.

     6.   Conversion.
          ----------

          (a)  Conversion  of Preferred Stock into Common Stock.  Subject to the
               ------------------------------------------------
provisions of Paragraphs 2 and 4 hereof regarding redemption and liquidation, and subject to the terms and conditions of this Paragraph 6, the holder of any share or shares of Preferred Stock shall have the right, at its option at any time, to convert any such shares of Preferred Stock (except that (i) in respect of any such stock which shall have been called for redemption such right shall terminate at the close of business on the day fixed for redemption unless the Corporation shall default in the payment of the Redemption Price (together with all declared but unpaid dividends as of the date of redemption) and (ii) on any liquidation of the Corporation the right of conversion shall terminate at the close of business on the last full business day before the date fixed for full payment of the distributable amount on the Preferred Stock if then paid) into such number of fully paid and nonassessable shares of Common Stock as is obtained by multiplying the number of shares of Preferred Stock so to be converted by the preferential liquidation amount of $1.00 per share and dividing the result by the conversion price of $1.00 per share or, in case an adjustment of such conversion price has taken place pursuant to the further provisions of this Paragraph 6, then by the conversion price as last adjusted and in effect at the date any share or shares of Preferred Stock are surrendered for conversion (such price or such price as last adjusted, as the case may be, being referred to herein as the "Conversion Price"). Such rights of conversion shall be exercised by the holder of the Preferred Stock by giving written notice that the holder elects to convert a stated number of shares of Preferred Stock into Common Stock and by surrender of a certificate or certificates for the Preferred Stock so to be converted to the transfer agent of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

          (b)  Issuance  of  Certificates;  Time  Conversion Effected.  Promptly
               ------------------------------------------------------
after the receipt of the written notice referred to in Paragraph 6(a) and surrender of the share or shares of Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of shares of Common Stock, issuable upon the conversion of such share or shares thereof To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such notice shall have been received by the Corporation and the certificate for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares as such holder shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

          (c)  Fractional  Shares; Dividends; Partial Conversion.  No fractional
               -------------------------------------------------
shares shall be issued upon conversion of Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends (except as provided in Paragraph 6(e)) on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall, to the extent permitted by law, pay in cash all dividends declared and unpaid on the shares of Preferred Stock surrendered for conversion. In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to Paragraph 6(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this Paragraph 6(c), be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering Preferred Stock for conversion an amount in cash equal to the current Market Value of such fractional interest determined in conformity with the principles set forth in Paragraph 6(d)(l0).

          (d)(1) Adjustment of Conversion Price Upon Issuance of Common Stock and Other Securities.

               (i) Except as provided in Paragraph 6(d)(5), if and whenever the Corporation shall issue or sell any shares of its Common Stock for a consideration per share less than the Conversion Price then in effect on the date of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price (calculated to the nearest cent, a half cent or more being considered a full cent) determined by multiplying the Conversion Price in effect immediately prior to the time of such issue or sale by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the Conversion Price in effect immediately prior to such issue or sale plus (ii) the consideration received by the Corporation upon such issue or sale, and the denominator of which shall be the product of (iii) the total number of shares of Common Stock outstanding immediately after such issue or sale, multiplied by (iv) the Conversion Price in effect immediately prior to such issue or sale.

                    For the purposes of the foregoing calculation, all shares of Common Stock of the Corporation issuable upon conversion of all then outstanding convertible securities and upon exercise of all then outstanding options, warrants or other rights to acquire Common Stock shall be deemed outstanding but only to the extent and only if (a) the Market Value of the Common Stock of the Corporation on the date of such issue or sale is in excess of the conversion price of such convertible securities then in effect or the exercise price of such options, warrants or other rights then in effect, respectively, and (b) the conversion or exercise right is not subject to any vesting condition based on the continued employment for a period of more than six (6) months by the Corporation of the purchaser or recipient thereof.

               (ii) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be cash, the amount of cash consideration therefore shall be deemed to be the amount of cash received by the Corporation for such shares (or, if shares of Common Stock are offered by the Corporation for subscription, the subscription price, or, if shares of Common Stock shall be sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price) without deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or any expenses incurred in connection therewith.

               (iii) In case of the issuance or sale (otherwise than as a dividend or other distribution on or subdivision of any stock of the Corporation or on conversion or exchange of other securities of the Corporation) of shares of Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefore other than cash shall be deemed to be the value of such consideration, as determined in good faith by the Board of Directors of the Corporation, at or about, but as of, the date of the adoption of the resolution authorizing such issuance for a consideration other than cash of such Common Stock immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such Common Stock.

               (iv) Shares of Common Stock issuable by way of dividend or other distribution on or subdivision of any stock of the Corporation shall be deemed to have been issued immediately after the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution or subdivision.

          (d)(2) Except as hereinafter provided, in case the Corporation shall at any time after the date hereof issue options or rights to subscribe for shares of Common Stock (including shares held in the Corporation's treasury), or issue any securities convertible into or exchangeable for shares of Common Stock, for consideration per share less than the Conversion Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, or without consideration, the Conversion Price in effect immediately prior to the issuance of such options or rights or securities shall be increased or reduced to a price determined by making a computation in accordance with the provisions of Paragraph 6(d)(1) and the following:

               (i) the aggregate maximum number of shares of Common Stock deliverable under such options or rights shall be considered to have been delivered at the time such options or rights were issued, and for a consideration equal to the purchase price per share of Common Stock provided for in such options or rights, plus the consideration (determined in the same manner as consideration received on the issue or sale of Common Stock), if any, received by the Corporation for such options or rights;

               (ii) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or exchange for any such securities shall be considered to have been delivered at the time of issuance of such securities, and for a consideration equal to the consideration (determined in the same manner as consideration received on the issue or sale of Common Stock) received by the Corporation for such securities, plus the consideration, if any, to be received by the Corporation upon the exchange or conversion thereof, and

               (iii) on the expiration of such options or rights, or the termination of such right to convert or exchange, if none or only part of such options or rights have been exercised, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such options, rights or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon the exercise of such options or rights or upon conversion or exchange of such securities.

          (d)(3) In the event the Corporation shall issue additional shares of Common Stock in a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

          (d)(4) In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effective immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (d)(5) Notwithstanding anything contained herein to the contrary, no adjustment of the Conversion Price shall be made:

               (i) In connection with the issuance or sale of Common Stock upon the exercise of options or rights or upon the conversion or exchange of convertible or exchangeable securities in any case where an adjustment of the Conversion Price was made upon the issuance of such options, rights, or convertible or exchangeable securities by reason of the provisions of this Paragraph 6(d).

               (ii) In connection with grants to employees, directors, consultants or others with similar relationships with the Corporation or its subsidiaries of options to purchase, at a price equal to or in excess of Market Value as determined by the Board of Directors of the Company at the time of grant, shares of Common Stock of the Corporation.

               (iii) In connection with any issuance or sale of Common Stock to officers, directors or employees of, or consultants to, the Corporation pursuant to a grant or plan approved by the Board of Directors of the Corporation.

               (iv) In connection with any acquisition of assets, securities, or a business or any exchange of securities to acquire all or part of any business, provided that such acquisition or exchange has been approved by the Board of Directors of the Corporation.

               (v) In connection with the issuance of Common Stock or other securities upon the conversion of the Preferred Stock.

          (d)(6) If any capital reorganization or reclassification of the capital stock of the Corporation (other than a change in par value, or from par value to no par value, or as a result of the subdivision or combination), or consolidation or merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification of the outstanding Common Stock), or the sale of all or substantially all of its assets to another corporation shall be effective, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified for the Preferred Stock and in lieu of the shares of Common Stock and other capital stock (if any) of the Corporation immediately theretofore purchasable and receivable upon the exercise of the conversion rights represented hereby, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock and other capital stock (if any) equal to the number of shares of such Common Stock and other capital stock (if any) immediately theretofore purchasable and receivable upon the exercise of the conversion rights represented hereby had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interest of the holders of the Preferred Stock to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon exercise hereof The Corporation shall not effect any such consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase and the other obligations granted herein. The adjustments provided for in this Paragraph 6(d)(6) shall apply with respect to each such change occurring while the Preferred Stock is outstanding.

          (d)(7)    In  case  at  any  time:

               (i) The Corporation shall declare any dividend upon its Common Stock payable otherwise than in cash or in Common Stock of the Corporation or payable otherwise than out of consolidated net income for a twelve-month period ending not earlier than 90 days prior to the date of payment of such dividend; or

               (ii) The Corporation shall offer for subscription to the holders of its Common Stock any additional shares of stock of any class or any other securities convertible into shares of stock or any rights to subscribe thereto other than the sale of any additional shares of Common Stock contemplated under the Agreement; or

               (iii) There shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a sale of all or substantially all of the assets of the Corporation, or a consolidation or merger of the Corporation with another corporation (other than a merger with a subsidiary in which merger the Corporation is the continuing corporation and which does not result in any reclassification), or change of the then outstanding shares of Common Stock or other capital stock issuable upon conversion of the Preferred Stock (other than a change in par value, or from par value or as a result of subdivision or combination); or

               (iv) There shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

then, in any one or more of said cases, the Corporation shall cause to be mailed to each of the registered holders of the Preferred Stock at the earliest practicable time (and, in any event, not less than 20 days before any record date or other date set for definitive action), written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or such reorganization, reclassification, sale, consolidation, merger, dissolution, or liquidation shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the kind and amount of the shares of stock and other securities which thereafter will be properly deliverable upon conversion of the Preferred Stock. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation, winding up or conversion, as the case may be (on which date, in the event of voluntary or involuntary dissolution, or liquidation of the Corporation, the right to convert the Preferred Stock shall terminate).

          (d)(8)    Record Date.  In case the Corporation shall take a record of
                    -----------
the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (d)(9)    Treasury  Shares.  The  number  of  shares  of  Common Stock
                    ----------------
outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this Paragraph 6(d).

          (d)(10)   Definition of Market Value.  "Market Value" for the purposes
                    --------------------------
of this Paragraph 6 shall mean the average of the closing prices of the Common Stock for sales on all national securities exchanges on which the Common Stock may at the time be listed, or, if there shall have been no sales on any such exchange on any such day, the average of the bid and asked prices at the end of such day, or, if the Common Stock shall not be so listed, the average of the high and low bid and asked prices on such day in the over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of ten (10) consecutive business days prior to the day as of which "Market Value" is being determined; provided that if the Common Stock is listed on any domestic exchange the term "business days" as used in this sentence shall mean business days on which such exchange is open for trading. If at any time the Common Stock is not listed on any national securities exchange or quoted in the over-the-counter market, the "Market Value" shall be deemed to be the higher of (i) the book value thereof, as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Corporation, as at the last day of any month ending within sixty (60) days preceding the date as of which the determination is to be made, or (ii) the fair value thereof determined in good faith by the Board of Directors of the Corporation as of a date which is within fifteen (15) days of the date as of which the determination is to be made.

          (e)  Liquidating Dividends.  The Corporation will not pay or declare a
               ---------------------
dividend upon the Common Stock payable otherwise than out of consolidated earnings or consolidated earned surplus (determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries) or in Common Stock, unless the holders of at least 75% of the outstanding shares of Preferred Stock shall have consented to such dividend in writing, and, in the event that the Corporation shall pay or declare a dividend payable otherwise than out of such consolidated earnings or consolidated earned surplus with such consent, the Corporation will pay over to such holders of Preferred Stock pro rata, on the dividend payment date, the cash, stock or other securities and other property which each such holder would have received if it had converted all shares of Preferred Stock then held by it into Common Stock and had been the record holder of such Common Stock on the date on which a record is taken for the purposes of such dividend, or, if a record is not taken, the date as of which the holders of Common Stock of record entitled to such dividends are to be determined. For the purposes of the foregoing, a dividend other than in cash shall be considered payable out of earnings or surplus (other than revaluation or paid-in surplus) only to the extent that such earnings or surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Directors of the Corporation.

          (f)  Certain  Events.  If  any event occurs as to which in the opinion
               ---------------
of the Board of Directors the other provisions of this Paragraph 6 are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the holder of the Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to this Paragraph 6 except in the event of an increase in option price, additional consideration or conversion rate as contemplated by Paragraph 6(d)(4), and then in no event to an amount larger than the Conversion Price as adjusted pursuant to paragraph 6(d)(4).

          (g)  No  Participating  Preferred  Stock.  So  long  as  any shares of
               -----------------------------------
Preferred Stock are outstanding, and subject to the further restrictions in Paragraph 9, the Corporation will not issue any capital stock of any class preferred as to dividends or preferred as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up unless such preferential rights of the holders thereof shall be limited to a fixed sum or percentage of par value in respect of dividends and distribution of assets.

          (h)  Stock  to be Reserved.  The Corporation will at all times reserve
               ---------------------
and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action that results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Preferred Stock would exceed the total number of shares of Common Stock of such class then authorized by the Corporation's Certificate of Incorporation.

          (i)  Registration.  If  any  shares  of  Common  Stock  required to be
               ------------
reserved for purposes of conversion of the Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law, or listing on any national securities exchange, before such shares may be issued upon conversion, the Corporation will, at its expense and as expeditiously as possible, cause such shares to be duly registered or approved or listed on such national securities exchange, as the case may be.

          (j)  Issue  Tax.  The  issuance  of  certificates for shares of Common
               ----------
Stock upon conversion of the Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock converted.

          (k)  Closing  of  Books.  The  Corporation  will  at no time close its
               ------------------
transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner that interferes with the timely conversions of such Preferred Stock.

          (l)  Definition of Common Stock.  As used in this Paragraph 6 the term
               --------------------------
"Common Stock" shall mean and include the Corporation's authorized Common Stock, par value

$.01 per share, as constituted on the date of issuance of the Preferred Stock and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

     7.   Certain  Definitions.
          --------------------

          (a)  Junior  Stock.  The  term "Junior Stock" shall mean any shares of
               -------------
any class or series of capital stock of the Corporation other than the Preferred Stock, any Senior Stock or the Common Stock.

          (b)  Senior  Stock.  The  term "Senior Stock" shall mean any shares of
               -------------
any class or any series of capital stock of the Corporation ranking prior to the Preferred Stock in respect of the right to receive dividends and/or to participate in any distribution of assets other than by way of dividends.

          (c)  Parity  Stock.  The  term "Parity Stock" shall mean any shares of
               -------------
any class or any series of capital stock that, if dividends thereon are not paid in full, be entitled to share ratably with the Preferred Stock in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and/or shall, in the event that the amounts payable thereon on liquidation are not paid in full, be entitled to share ratably with the Preferred Stock in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full.

     8.   Voting,  Rights  of  Preferred  Stock.
          -------------------------------------

          (a)(i) Except as otherwise provided in this Paragraph 8, or by law expressly otherwise provided, the holder of each share of Preferred Stock shall have the right and power to vote, together with the holders of all the other shares of Preferred Stock and the holders of all the outstanding shares of Common Stock and not by classes, on each matter on which the holders of record of the Common Stock shall be entitled to vote (subject, in the case of election of directors, to the provisions of paragraphs 8(a)(ii) and 8(a)(iii) hereof), and the holders of the Preferred Stock shall receive notice of and shall be entitled to attend in person or by proxy any meeting of stockholders. The number of votes which the holder of each share of Preferred Stock is entitled to vote pursuant to this paragraph 8(a)(i) shall be equal to the number of shares of Common

Stock into which each share of Preferred Stock is convertible, as determined from time to time by the provisions of Paragraph 6 hereof. For the purposes of computing the voting rights of the Preferred Stock, the Corporation shall compute the aggregate number of shares of Common Stock into which all the shares of Preferred Stock held by each holder of the Preferred Stock may be converted, and any resulting fractional shares of Common Stock shall be rounded to the nearest whole number (which, in the case of one-half or more of a vote, shall be rounded upward).

          (ii) The holders of the 2002 Series A Preferred Stock shall have the right and power to one vote per share, voting as a single class, separately from all other classes and series of capital stock of the Corporation, to elect four
(4) members of the Board of Directors of the Corporation. The holders of the 2002 Series B, C, and D Preferred Stock shall have the right and power to one vote per share, voting together as a single class, separately from all other classes and series of capital stock of the Corporation, to elect one (1) member of the Board of Directors.

          (iii) Notwithstanding the provisions of Paragraph 8(a)(ii), in the event that less than 4,000,000 shares of 2002 Series A Preferred Stock are held collectively by CAI Partners and Company II, L.P., CAI Capital Partners and Company II, L.P., CAI Capital Partners and Company II-C, L.P. and Jack R. Anderson, then the holders of all the series of Preferred Stock, voting together as a single class, shall have the right and power to elect five (5) members of the Board of Directors and the provisions of Paragraph 8(a)(ii) shall not be applicable.

          (iv) If any vacancies occur in the Board of Directors of the Corporation by reason of the death, resignation, retirement, disqualification or removal from office or otherwise of any director elected by a one or more series of Preferred Stock pursuant to paragraphs 8(a)(ii) or 8(a)(iii), then a majority of the directors elected pursuant to paragraph 8(a)(ii) or 8(a)(iii) may choose a successor or successors and the director(s) so chosen shall hold office until the election of a successor or successors by the vote of the holders of such series of Preferred Stock that originally elected the director(s) to the vacant positions.

          (b) In addition to any voting rights provided herein, unless the consent or approval of a greater number of shares shall be required by law, the affirmative consent of the holders of at least 75% of the shares of each series of the Preferred Stock then issued and outstanding, given in person or by proxy either in writing or at a meeting called for that purpose at which such holders of each respective series of Preferred Stock shall vote separately as a class, shall be necessary for authorizing and approving: (i) the amendment, alteration or repeal of any of the provisions hereof which have reference to or which are protective of, or the taking of any action which adversely affects, the preferences, rights, powers or privileges of such series of the Preferred Stock, (ii) the authorization or issuance of any shares of any class or series of Senior Stock or Parity Stock to such series of Preferred Stock or (iii) any change in the number of members of the Board of Directors of the Company from seven (7).

     9.   Payments  Due  on Saturday, Sunday or Legal Holiday.  In case the date
          ---------------------------------------------------
of fixed for redemption of any shares of Preferred Stock shall be a Saturday, Sunday or, in New York, N.Y., a legal holiday or a day on which banking institutions are authorized or required by law or executive order to close or remain closed, the making of a redemption on such stock need not be made on such date but may be made on the next succeeding day not a Saturday, Sunday, or in such city, a legal holiday or a day on which banking institutions are closed, with the same force and effect as if made on such date fixed for redemption."

     And  it  was  further

          RESOLVED, that the statements contained in the foregoing resolutions setting forth and fixing (i) the Certificate of Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights and (ii) the Qualifications, Limitations, or Restrictions of 2002 Series A Preferred Stock, 2002 Series B Preferred Stock, 2002 Series C Preferred Stock and 2002 Series D Preferred Stock and fixing the powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations, or restrictions thereof shall be deemed to be included in and be a part of the Certificate of Incorporation of SafeGuard Health Enterprises, Inc. pursuant to the provisions of Sections 104, 151 and 242 of the Delaware General Corporation Law; and

          FURTHER RESOLVED, that each share of such 2002 Preferred Stock shall be issued in exchange for the currently outstanding shares of Preferred Stock of the Corporation on the basis of 100 shares of the same series (i.e., Series A for Series A) of the 2002 Preferred Stock for one share of the currently outstanding shares of 2001 Preferred Stock; and

          FURTHER RESOLVED, that each share of the currently outstanding shares of 2001 Preferred Stock so exchanged shall be retired.

     IN WITNESS WHEREOF, the undersigned, the President and Secretary of SafeGuard Health Enterprises, Inc., have executed this Certificate, this ____ day of __________, 2002.

                              SAFEGUARD  HEALTH  ENTERPRISES,  INC.


                              By:
                                 -----------------------------------------------
                              Name:   James  E.  Buncher
                              Title:  President  and  Chief Executive Officer


                              By:
                                 -----------------------------------------------
                              Name:   Ronald  I.  Brendzel
                              Title:  Senior  Vice  President  and  Secretary